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                                                                     Exhibit 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                             HEALTHDESK CORPORATION


         Peter O'Donnell and Timothy S. Yamauchi hereby certify that:

         ONE: They are the duly elected and acting President and Secretary, respectively, of HealthDesk Corporation, a California corporation (the "Company").

         TWO: The Articles of Incorporation of the Company are hereby amended and restated to read in their entirety as follows:

                                       "I.

         The name of the Company is HealthDesk Corporation.

                                       II.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is twenty million (20,000,000) shares, seventeen million (17,000,000) shares of which shall be Common Stock (the "Common Stock") and three million (3,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). Upon the filing of these Restated Articles of Incorporation, each share of Common Stock and Preferred stock shall be split up and converted into 1.2 shares of Common Stock and the same class of Preferred Stock, respectively.

         B. The Preferred Stock may be issued from time to time in one or more series. Subject to shareholder approval rights set forth in subsection 2(b) of this Article III, the Board of Directors is hereby authorized to fix or alter the rights, privileges, preferences and restrictions granted to or imposed upon any series of Preferred Stock, including, but not limited to, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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         C. One million two hundred thousand (1,200,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

         D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

         1.       Dividend Rights.

                  If the Company shall at any time declare a cash dividend payable with respect to the Common Stock or any series of Preferred Stock ranking pari passu or junior to the Series A Preferred of the Company with respect to payment of dividends ("Other Stock"), the holders of Series A Preferred shall be entitled to receive a cash dividend per outstanding share of Series A Preferred in an amount not less than the dividend paid per share of Other Stock (determined on an as-if-converted to Common Stock basis), any such dividend to be payable out of funds legally available therefor.

         2.       Voting Rights.

                  (a) Except as otherwise provided herein or as required by law, the Series A Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case, for voting on all matters, including but not limited to the election of the members of the Company's Board of Directors, upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds of the outstanding Series A Preferred shall be necessary for approving the following actions:

                           (i) Any amendment, alteration, or repeal of any
provision of the Amended and Restated Articles of Incorporation or the Bylaws of the Company that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A Preferred;

                           (ii) Any increase in the authorized number of shares
of Preferred Stock; or

                           (iii) Any authorization, whether by reclassification
or otherwise, of equity securities of the Company ranking senior to the Series A Preferred in liquidation preference or dividends.

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         3.       Liquidation Rights.

                  (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock or Preferred Stock ranking junior to the Series A Preferred, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred equal to the Original Issue Price, plus any accrued and unpaid dividends, only, when, as and if such dividends were declared by the Company's Board of Directors pursuant to Section 1 above. The Original Issue Price shall be two dollars and eight cents ($2.08). If, upon the occurrence of a liquidation event, the assets and funds thus distributed among the holders of the Series A Preferred and the holders of all Preferred Stock that ranks pari passu with the Series A Preferred as to liquidation preference shall be insufficient to permit the payment to such holders of the full preferential amount, then such holders shall share ratably in any distribution of the assets of the Company in proportion to the amounts that would have been payable with respect to their shares if all amounts payable with respect to such shares were paid in full.

                  (b) After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred.

         4.       Conversion Rights.

                  The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock:

                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

                  (b) Series A Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c).

                  (c) Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

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                  (d) Mechanics of Optional Conversion. Each holder of Series A
Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date these Restated Articles of Incorporation are filed with the Secretary of State of the State of California (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective. For the avoidance of doubt, the stock split effected by the filing of these Restated Articles of Incorporation is expressly excluded from the application of this paragraph.

                  (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction
(1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

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                  (g) Adjustments for Other Dividends and Distributions. If the
Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred or with respect to such other securities by their terms.

                  (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (i) Adjustment for Certain Stock Issuances. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

                           (A) If the Company shall, at any time or from time to
time after the date of the first issuance of shares of Series A Preferred (the "Purchase Date") issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the then existing Series A Conversion Price, and (B) the consideration, if any, received by the Company upon such issuance, by (ii) the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued, provided that for the purposes of this subparagraph, all shares of Common Stock issuable upon conversion of outstanding Series A Preferred, shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                           (B) No adjustment of the Series A Conversion Price
for the Series A Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account

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in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subparagraphs
(E)(3) and (E)(4), no adjustment of such Series A Conversion Price pursuant to this Section 4(i) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

                           (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (D) In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                           (E) In the case of the issuance (whether before, on
or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(i).

                                    1. The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(i)(C) and 4(i)(D), if any, received by the Company upon the issuance of such options or rights plus the then applicable purchase price provided in such options or rights for the Common Stock covered thereby.

                                    2. The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(i)(C) and 4(i)(D).

                                    3. In the event of any change in the number
of shares of Common Stock deliverable or any increase in the consideration

                                        6
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payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed based upon such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of arty such options or rights or the conversion or exchange of such securities.

                                    4. Upon the expiration of any such options
or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed based upon such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common stock (and convertible or exchangeable securities which remain convertible or exchangeable) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    5. The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to Section 4(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(i)(E)(3) or (4).

                           (F) "Additional Stock" shall mean any shares of
Common Stock issued (or deemed to have been issued pursuant to Section 4(i)(E)) by the Company after the Purchase Date other than

                                    1. shares of Common Stock issued pursuant to
a transaction described in Section 4(e), (f) or (g) hereof,

                                    2. Common Stock issuable or issued to
employees, officers, directors or consultants of the Company directly (or pursuant to stock purchase or option plans), or

                                    3. shares of Common Stock issued or issuable
upon the conversion of the Series A Preferred.

                  (j) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject

                                       7
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to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Series A Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series A Conversion Price at the time in effect, and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

                  (l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any sale of all or substantially all of the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, recapitalization, consolidation, merger, asset sale, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, recapitalization, consolidation, merger, asset sale, dissolution, liquidation or winding up.

                  (m) Automatic Conversion.

                           (1) Each share of Series A Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, at any time upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $5,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                                       8

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                           (2) Upon the occurrence of the event specified in
paragraph (1) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay any declared and unpaid dividends in accordance with the provisions of Section 4(d).

                  (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                  (o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (p) Notices. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by

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registered or certified mail, return receipt requested, postage prepaid, or (iv)
one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

                  (r) No Dilution or Impairment. Without the consent of a majority of the Series A Preferred, the Company shall not take any voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

         5. No Reissuance of Series A Preferred. Any and all shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled and shall not be reissued.

         6. No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       IV.

                  A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  B. The Company is authorized to indemnify the directors and officers of the Company to the fullest extent permissible under California law.

                  C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."


         THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Company.


         FOUR: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Company two classes of stock outstanding, each of which is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of Common Stock and Series A Preferred Stock of the Company is 1,775,100 and 883,000, respectively. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock and sixty-six and two-thirds percent (66 2/3%) of the Series A Preferred Stock, each voting as a class.

                                       11
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         I further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

         Executed at Berkeley, California, on September __, 1996.


                                           ________________________________
                                           Peter O'Donnell, President


                                           _______________________________
                                           Timothy S. Yamauchi, Secretary

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